As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE AES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	54-1163725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Wilson Boulevard Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

The AES Corporation 2025 Equity and Incentive Compensation Plan
(Full title of the plan)

Jennifer V. Gillcrist, Esq. Chief Corporate Counsel and Assistant Secretary The AES Corporation 4300 Wilson Boulevard Arlington, Virginia 22203
(Name and address of agent for service) (703) 522-1315 (Telephone number, including area code, of agent for service)

with a copy to:
Amy I. Pandit Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (404) 581-8611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐	Non-accelerated filer	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *
*     Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents previously filed by The AES Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024 filed with the Commission on March 11, 2025 and April 11, 2025, respectively.
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 1, 2025.
(c)The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 11, 2025, March 12, 2025, March 14, 2025 and March 20, 2025.
(d)The description of the Registrant’s Common Stock, contained in its Amended Registration Statement on Form 8-A/A filed with the Commission on May 12, 2000, as updated by the description of the Common Stock contained in Exhibit 4.(k) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any subsequently filed amendments and reports filed for the purpose of updating those descriptions.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.
All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
    Not applicable.
Item 5. Interests of Named Experts and Counsel.
    Not applicable.
Item 6. Indemnification of Directors and Officers.
    Under Article VIII of the Amended and Restated By-Laws of The AES Corporation (the “By-Laws”) and in accordance with Section 145 of the Delaware General Corporation Law (“GCL”), the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or was or is involved (as a witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, which is hereinafter referred to as a “derivative action”) by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against all expenses (including, but not limited to, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred in connection with the action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Agents of the Company may be similarly indemnified, at the discretion of the Board of Directors. The GCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
    Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.
    Pursuant to the By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by the Company. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.
    In addition, under the By-Laws, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the GCL.
    Section 102(b)(7) of the GCL permits a Company to provide in its certificate of incorporation that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, and (v) an officer in any action by or in the right of the Company. The Company’s Sixth Restated Certificate of Incorporation provides for such limitation of liability for directors.
    The Company has also entered into indemnification agreements with its non-employee directors and certain officers pursuant to which such non-employee directors and certain officers are provided indemnification rights that are broader than the specific indemnification provisions contained in the GCL. These indemnification agreements generally require the Company, among other things, to indemnify such persons against liabilities that may arise by reason of their status or service, subject to limited exceptions. These indemnification agreements may also require the Company to advance any expenses incurred by such persons in investigating or defending any proceeding against them as to which they could be indemnified.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	Sixth Restated Certificate of Incorporation of The AES Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K for the year ended December 31, 2008).
4.2	Amended and Restated By-Laws of The AES Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2024, as amended).
5.1*	Opinion of Jones Day.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Jones Day (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1*	The AES Corporation 2025 Equity and Incentive Compensation Plan.
107.1*	Filing Fee Table.
* Filed herewith
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on May 9, 2025.

The AES Corporation

By:	/s/ Stephen Coughlin
Name: Stephen Coughlin Title: Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
    KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul L. Freedman and Stephen Coughlin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrés Gluski	President, Chief Executive Officer and Director	May 9, 2025
Andrés Gluski	(Principal Executive Officer)

/s/ Stephen Coughlin	Executive Vice President and Chief Financial Officer	May 9, 2025
Stephen Coughlin	(Principal Financial Officer)

/s/ Sherry L. Kohan	Senior Vice President and Chief Accounting Officer	May 9, 2025
Sherry L. Kohan	(Principal Accounting Officer)

/s/ Gerard M. Anderson	Director	May 9, 2025
Gerard M. Anderson

/s/ Inderpal S. Bhandari	Director	May 9, 2025
Inderpal S. Bhandari

/s/ Janet G. Davidson	Director	May 9, 2025
Janet G. Davidson

/s/ Holly K. Koeppel	Director	May 9, 2025
Holly K. Koeppel

/s/ Julie M. Laulis	Director	May 9, 2025
Julie M. Laulis

/s/ Alain Monié	Director	May 9, 2025
Alain Monié

/s/ John B. Morse Jr.	Chairman of the Board and Lead Independent Director	May 9, 2025
John B. Morse Jr.

/s/ Moisés Naím	Director	May 9, 2025
Moisés Naím

/s/ Teresa M. Sebastian	Director	May 9, 2025
Teresa M. Sebastian

/s/ Maura Shaughnessy	Director	May 9, 2025
Maura Shaughnessy